Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Reports

Year-End 2014 Proved Reserves of 83.8 MMBoe

Proved Reserves Up 25% or 16.5 Million BOE From Year-End 2013 Volumes

PV-10 Increased 22% or $163.5 Million to $909.3 Million From Year-End 2013

HOUSTON, Texas — (Marketwire) — January 21, 2015 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today an increase of 16.5 MMBoe or a 25% improvement in the quantity of the Company’s estimated total proved oil, natural gas and natural gas liquids reserves at December 31, 2014, compared with total proved reserves at December 31, 2013. The present value of estimated future net cash flows, before income taxes, of the Company’s estimated total proved reserves as of year-end 2014, discounted at 10% (“PV-10”), increased 22% or $163.5 million to $909.3 million, compared with the PV-10 of such reserves at year-end 2013 (information herein regarding the Company’s proved reserves and associated PV-10 at year-end 2013 has been adjusted for previously reported divestitures) (see “Non-GAAP Financial Measures and Reconciliations” below).

Magnum Hunter’s estimated total proved reserves increased to 83.8 MMBoe (70% natural gas; 66% proved developed producing) at December 31, 2014, compared with 67.3 MMBoe (60% natural gas; 53% proved developed producing) at December 31, 2013. Reserve increases were primarily due to the continued execution and delineation of the Company’s existing leasehold acreage position in the Marcellus Shale and Utica Shale plays in West Virginia and Ohio (~80,000 net Marcellus and ~125,000 net Utica acres).  The Company’s reserve life (R/P ratio) of its proved reserves at year-end 2014 based on current production is approximately 8.5 years. Magnum Hunter successfully replaced approximately 266% of its 2014 production with reserve additions through the drill bit.

At year-end 2014, the Company had booked proved reserves of 10 Utica Shale wells (two PDP, six PDNP and two PUD). The Company expects to continue increasing its proved reserves in the Utica Shale, where it presently owns over 125,000 net leasehold acres. At December 31, 2014, the Appalachian Basin (including properties in the Marcellus Shale and Utica Shale in West Virginia and Ohio and properties in Kentucky) accounted for approximately 90% of Magnum Hunter’s total proved reserves volumes, and the Williston Basin in North Dakota accounted for the remaining approximately 10% of the Company’s total proved reserves volumes.

Under Securities and Exchange Commission guidelines, the commodity prices used in the December 31, 2014 and December 31, 2013 proved reserve estimates were based on the 12-month unweighted arithmetic average of the first day of the month prices for the period January 1, 2014 through December 1, 2014, and for the period January 1, 2013 through December 1, 2013, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil volumes, the average West Texas

Intermediate posted price of $94.99 per barrel used to calculate PV-10 at December 31, 2014 was down 2% from the average price of $96.78 per barrel used to calculate PV-10 at December 31, 2013. For natural gas volumes, the average Henry Hub spot price of $4.31 per million British thermal units (“MMBTU”) used to calculate PV-10 at December 31, 2014 was up 17% from the average price of $3.67 per MMBTU used to calculate PV-10 at December 31, 2013. All prices were held constant throughout the estimated economic life of the properties.

The estimates of Magnum Hunter’s total proved reserves at both December 31, 2014 and December 31, 2013 were prepared by the Company’s independent petroleum engineering consultant, Cawley Gillespie & Associates, Inc.

Magnum Hunter Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our focus in 2014 was further delineating our tremendous lease acreage position in both the Marcellus and Utica Shale plays of West Virginia and Ohio. Out of the 24 wells we drilled last year in Appalachia, there were no drilling results that caused us to be concerned about any of this leasehold position in both West Virginia and Ohio. Management has identified over 1,000 potential drilling locations on our net mineral acreage position in this region. Magnum Hunter was successful in placing on production some of the most prolific wells in the region, including the Stewart Winland 1300U well, located in Tyler County, West Virginia at a peak test rate of 46.5 MMcfe per day. Our new third party reserve report excludes most of the new pads we have prepared in Ohio for drilling in the future where management is confident tremendous undeveloped reserve potential exists. Additionally, our affiliate midstream company, Eureka Hunter Pipeline, provides us immediate take-away capacity for our natural gas and liquids as well as tremendous optionality with seven interconnects currently in place with other pipelines.”

Non-GAAP Financial Measures and Reconciliations

This press release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

PV-10 is the present value of the estimated future net cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to Magnum Hunter’s total proved oil and natural gas reserves is as follows:

December 31, 2014

Unaudited

Future cash inflows	$3,282,768
Future production costs	1,443,121
Future development costs	219,509
Future income tax expense	—
Future net cash flows	1,620,138
10% annual discount for estimated timing of cash flows	(710,875)
Standardized measure	$909,263

PV-10 as of December 31, 2014(1)	$909,263

December 31, 2013

Standardized measure as previously reported	$844,510
PV-10:
Add: income taxes
Undiscounted income taxes	149,367
10% discount factor	(71,807)
Future discounted income taxes	77,560
PV-10 as previously reported	922,070
Less 2014 Divestitures	(176,300)
PV-10 as of December 31, 2013, adjusted for 2014 divestitures	$745,770

(1)  as of December 31, 2014, standardized measure of discounted future cash flows and PV-10 are the same due to the Company’s income tax position.

Certain Definitions

The SEC requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and  in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

832-203-4560